SUB-ITEM 77-E
LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively,
"Federated") have been
named
as defendants in several
lawsuits, that were
consolidated into a
single action in the
United States
District Court for
the Western District
of Pennsylvania,
alleging excessive
advisory fees
involving one of the
Federated-sponsored
mutual funds.  Without
admitting the validity
of any
claim, Federated reached
a final settlement with
the Plaintiffs in these
cases in April 2011.




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